Exhibit 4.9(v)

WORKING CAPITAL LOAN CONTRACT

Contract No.: Jiading 2024 Liu Zi No. 24039401

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd
Unified Social Credit Code: 91310107324485470F
Legal Representative/Person in Charge: Liu Yuejin
Domicile: Room 18, 17th Floor, Hongyun Mansion, No. 501 Wuning Road, Putuo District
Postal Code: 200000
Account-Opening Financial Institution and Account Number: China Citic Bank Shanghai Xuhui Sub-branch 8110201013001309775
Telephone: *********

Fax: /

Lender: Bank of China Limited, Shanghai Jiading Sub-branch
Legal Representative/Person in Charge: Cao Jie
Domicile: No. 451 Tacheng Road, Jiading District
Postal Code: 201800
Telephone: 69919000

Fax: /

Through equal negotiation, the Borrower and the Lender have reached an agreement on the disbursement of working capital loans by the Lender to the Borrower, and hereby conclude this Contract.

Article 1 Loan Amount

Loan Currency: Renminbi (RMB)

Loan Amount (in words): Three Million Yuan Only

Loan Amount (in figures): 3,000,000.00

Article 2 Loan Term

The loan term shall be 12 months, calculated from the actual drawdown date; in the case of drawdown in installments, calculated from the date of the first actual drawdown.

The Borrower shall draw down the loan strictly in accordance with the agreed drawdown time. If the actual drawdown date is later than the agreed drawdown time, the Borrower shall still repay the loan in accordance with the repayment time agreed in this Contract.

Article 3 Loan Purpose

Loan Purpose:Daily operational turnover (excluding salary payment)

Without the written consent of the Lender, the Borrower shall not change the purpose of the loan, including but not limited to: the Borrower shall not use the loan for investment in fixed assets, equity, etc.; shall not use the loan in any fields or for any purposes prohibited by laws, regulations, regulatory provisions, or national policies; shall not use the loan for relending or purchasing other financial products for arbitrage; shall not use the loan to illegally increase local government implicit debt, and for other purposes where bank loans are prohibited.

Article 4 Loan Interest Rate and Interest Calculation & Settlement

The Lender discloses the annual interest rate of the loan under this Contract to the Borrower through the Annex “Letter of Notification on Annual Interest Rate of Loan”. If the annual interest rate of the loan under this Contract is calculated solely in accordance with Paragraph 1 of this Article, the aforementioned “Letter of Notification on Annual Interest Rate of Loan” shall not apply.

1. Loan Interest Rate

The loan interest rate (annualized interest rate, simple interest for RMB loans, and ☐ simple interest / ☐ combination of simple and compound interest (choose one) for foreign currency loans) shall be the second (2) option below:

(1) Fixed Interest Rate, with an annual interest rate of [ / ]%. The contract interest rate shall remain unchanged during the loan term.

☐ The source of fixed interest rate for RMB loan is: The loan prime rate for ☐ 1-year / ☐ 5-year or above (choose one) published most recently by the National Interbank Funding Center prior to the working day before the effective date of this Contract ☐ plus / ☐ minus (choose one) [ / ] basis points.

☐ The source of fixed interest rate for foreign currency loan is:

A. The benchmark rate applicable on the effective date of this Contract (T day) plus [ / ] basis points. The benchmark rate shall be the interest rate value for ☐ T-2 / ☐ T-3 business days of ☐ USD TERM SOFR / ☐ JPY TIBOR / ☐ EUR EURIBOR / ☐ [ / ] corresponding to the agreed loan currency under this Contract, displayed on the Bloomberg page or obtained from the Reuters system. If the foreign currency benchmark rate is negative, the value of the foreign currency benchmark rate shall be taken as zero. The business days referred to in this paragraph shall be the local business days of the benchmark administrator for the corresponding currency.

B. The benchmark rate applicable on the effective date of this Contract (T day, if the effective date of this Contract is not a business day, the business day immediately preceding it shall be T day) plus [ / ] basis points. The benchmark rate shall be the interest rate value of ☐ USD Overnight SOFR / ☐ GBP Overnight SONIA / ☐ JPY Overnight TONA / ☐ EUR Overnight ESTR / ☐ CHF Overnight SARON for T-5 business days displayed on the Bloomberg page. If the foreign currency benchmark rate is negative, the value of the foreign currency benchmark rate shall be taken as zero. (Note: This clause is applicable to overnight rates).

C. The latest [ / ]-month [ / ] (foreign currency benchmark interest rate) plus [ / ] basis points obtained from the Reuters system before 9:00 AM (Beijing time) on the working day prior to the effective date of this Contract. If the foreign currency benchmark rate is negative, the value of the foreign currency benchmark rate shall be taken as zero.

(2) Floating Interest Rate, with the actual drawdown date (or the first actual drawdown date in case of drawdown in installments) as the starting date, floating and re-pricing once every 12 months. The re-pricing date shall be the first day of the next floating cycle, i.e., the corresponding day of the starting date in the re-pricing month, or the last day of the month if there is no corresponding day. If the floating cycle is daily, the re-pricing date shall be the day of the next floating cycle.

For each drawdown:

■ RMB Loan Floating Interest Rate:

A. The interest rate for the first period (from the actual drawdown date to the date of expiry of the current floating cycle) shall be the loan prime rate for 1-year loans published most recently by the National Interbank Funding Center prior to the working day before the actual drawdown date ☐ plus / ☑ minus (choose one) 40 basis points.

B. On the re-pricing date, the rate shall be re-priced together with other drawdown installments based on the loan prime rate for 1-year loans published most recently by the National Interbank Funding Center prior to the working day before the re-pricing date ☐ plus / ☑ minus (choose one) 40 basis points, which shall be the applicable rate for such floating cycle.

☐ Foreign Currency Loan Floating Interest Rate:

A. If term interest rates apply, the accrual interest rate shall be determined in accordance with the following rules:

The interest rate for the initial period (from the actual drawdown date to the expiration date of the current floating rate period) shall be determined by adding the interest spread of ____ basis points to the benchmark rate applicable on the actual drawdown date (T Date). The benchmark rate refers to the rate value of ☐ USD TERM SOFR ☐ JPY TIBOR ☐ EUR EURIBOR with a tenor of ____ obtained from the Bloomberg Terminal or Reuters Information System for the currency of the loan agreed under this Contract as of ☐ T-2 ☐ T-3 business days.

On each re-pricing date (T Date), together with all other separate drawdown tranches, the applicable interest rate for the respective floating rate period shall be determined by adding the interest spread of ____ basis points to the rate value of ☐ USD TERM SOFR ☐ JPY TIBOR ☐ EUR EURIBOR ☐ / with a tenor of ____ obtained from the Bloomberg Terminal or Reuters Information System for the currency of the loan agreed under this Contract as of ☐ T-2 ☐ T-3 business days. The interest spread shall remain unchanged throughout the Contract term. If the foreign currency benchmark rate is a negative number, such benchmark rate shall be deemed zero.

The business days referred to in this paragraph mean business days in the jurisdiction of the administrator of the corresponding currency’s pricing benchmark.

B. If overnight interest rates apply, the accrual interest rate shall be determined in accordance with the following rules:

The interest rate applicable to each interest accrual day (each calendar day during the loan term, hereinafter referred to collectively) shall be determined by adding the interest spread of ____ basis points to the benchmark rate of ☐ USD Overnight SOFR ☐ GBP Overnight SONIA ☐ JPY Overnight TONA ☐ EUR Overnight ESTR ☐ CHF Overnight SARON ☐ / corresponding to the loan currency agreed under this Contract. The Lender shall subsequently calculate the interest rate for each interest accrual day based on the benchmark rate applicable to such day plus the aforesaid interest spread. The daily pricing benchmark rate for each interest accrual day shall be confirmed as follows: the first rate fixing date shall be the actual drawdown date, and subsequent rate fixing dates shall be each interest accrual day following the first rate fixing date.

The benchmark rate applicable on the rate fixing date (F Date; if the rate fixing date is not a business day, the immediately preceding business day shall be deemed the T Date) shall be the rate value of ☐ USD Overnight SOFR ☐ GBP Overnight SONIA ☐ JPY Overnight TONA ☐ EUR Overnight ESTR ☐ CHF Overnight SARON ☐ / as of T-5 business days displayed on the Bloomberg Terminal for the loan currency agreed under this Contract. The interest spread shall remain unchanged throughout the Contract term. If the foreign currency benchmark rate is a negative number, such benchmark rate shall be deemed zero.

The business days referred to in this paragraph mean business days in the jurisdiction of the administrator of the corresponding currency’s pricing benchmark.

C. The interest rate for the initial period (from the actual drawdown date to the expiration date of the current floating rate period) shall be the latest ____-month ____ (foreign currency benchmark rate) obtained from Reuters Information System prior to 9:00 Beijing Time on the business day preceding the actual drawdown date, plus ____ basis points.

On each re-pricing date, all separate drawdown tranches shall be re-priced collectively by reference to the latest ____ (foreign currency benchmark rate) with the same floating rate tenor obtained from Reuters Information System prior to 9:00 Beijing Time on the business day preceding such re-pricing date, plus ____ basis points, which shall serve as the applicable interest rate for the new floating rate period. If the foreign currency benchmark rate is a negative number, such benchmark rate shall be deemed zero.

(Note: This Clause applies to term interest rates of foreign currencies other than USD, GBP, JPY, EUR and CHF.)

2. Interest Calculation

(1) For Fixed Interest Rate under Item (1) of Paragraph 1, and RMB/Foreign Currency Loan Floating Interest Rate A & C under Item (2) of Paragraph 1:

Interest shall accrue from the actual drawdown date, based on the actual drawdown amount and the actual number of days used.

Formula: Interest = Principal*Actual Days*Daily Interest Rate.

The base for calculating daily interest rate is 360 days a year.

Formula: Daily Interest Rate*Annual Interest Rate/ 360.

(2) For Foreign Currency Loan Floating Interest Rate B under Item (2) of Paragraph 1:

Interest shall accrue from the Borrower’s actual drawdown date, calculated based on the actual drawn amount and the actual number of days of fund utilization.

☐ Simple Interest Calculation: Both the portion calculated based on the pricing benchmark and the portion calculated based on the interest spread shall accrue interest on a simple interest basis.

☐ Combined Simple and Compound Interest Calculation: For the portion calculated based on the pricing benchmark, the interest of such portion for each business day = (Loan Principal + Total accrued unpaid interest of this portion as of the previous day) × Applicable benchmark daily interest rate for such day; interest shall be calculated on a simple interest basis for non-business days. The portion calculated based on the interest spread shall accrue interest on a simple interest basis.

The base for calculating the daily interest rate is 360 days a year, with the conversion formula: Daily Interest Rate = Annual Interest Rate / 360

The business days mentioned above refer to the local business days of the administrator of the pricing benchmark for the corresponding currency.

3. Interest Settlement

The Borrower shall settle interest in the first (1) way below:

(1) Quarterly settlement: The 20th day of the last month of each quarter shall be the interest settlement date, and the 21st day shall be the interest payment date.

(2) Monthly settlement: The 20th day of each month shall be the interest settlement date, and the 21st day shall be the interest payment date.

4. Penalty Interest

(1) For loans that are overdue or not used for the purposes agreed in this Contract, penalty interest shall be charged on the overdue or misappropriated portion from the date of default/misappropriation at the penalty interest rate agreed herein until all principal and interest are cleared. For loans that are both overdue and misappropriated, the higher penalty interest rate shall apply.

(2) For interest and penalty interest that the Borrower fails to pay on time, compound interest shall be charged at the penalty interest rate agreed in this paragraph, in the interest settlement manner agreed in Paragraph 3 of this Article.

(3) Penalty Interest Rate:

RMB Loan Penalty Interest Rate:

☐For fixed rate loans:

A. Floating rate with a floating period of ____ month(s) / ____ year(s).

(Note: For fixed-rate loans with a term of one year or less, the floating period shall equal the original loan term; for fixed-rate loans with a term exceeding one year, the floating period shall be one year.)

Re-pricing shall be conducted once every floating period starting from the date of overdue payment or fund diversion. The re-pricing date shall be the corresponding date of the overdue or diversion date in the re-pricing month; if there is no corresponding date in such month, the last calendar day of the month shall be the re-pricing date.

B. The penalty interest rate for overdue loans shall be the base penalty interest rate set forth in Clause C of this paragraph plus ____ %, and the penalty interest rate for diverted loan funds shall be the aforesaid base penalty interest rate plus ____ %.

C. Within the first floating period, the base penalty interest rate shall be the loan interest rate agreed in Paragraph 1 of this Article. Upon the expiration of each floating period, the base penalty interest rate for the subsequent floating period shall be determined by adding ☐ subtracting (select one) ____ basis points to the latest ☐ 1-year ☐ over 5-year (select one) Loan Prime Rate (LPR) released by the National Interbank Funding Center as of the business day preceding the re-pricing date.

■ For floating rate loans:

A. The penalty interest shall float in accordance with the floating cycle agreed in Paragraph 1 of this Article from the date of overdue or misappropriation.

B. The penalty interest rate for overdue loans shall be the baseline penalty interest rate determined in Item C plus 50%; the penalty interest rate for misappropriated loans shall be the baseline penalty interest rate determined in Item C plus 100%.

C. During the first floating cycle, the baseline penalty interest rate shall be the actual loan rate executed during the period of overdue or misappropriation. After the expiry of each floating cycle, the baseline rate for the next cycle shall be re-priced on the re-pricing date in the manner agreed in Paragraph 1 of this Article.

5. Others

(1) The “loan interest rate” and “penalty interest rate” under this Contract are tax-inclusive, meaning that the interest charged by the Lender to the Borrower already includes the Value-Added Tax (VAT) payable under national laws and regulations.

(2) If there is a material change in the floating interest rate pricing benchmark under this Contract, it shall be handled in accordance with the market rules effective at that time.

(3) The term “pricing benchmark” and “benchmark rate” as used in this Article shall have the same meaning.

(4) For the purposes of this Contract:

“TERM SOFR” means the TERM SOFR published and administered by the Chicago Mercantile Exchange (or any successor administrator);

“TIBOR” means the TIBOR published and administered by the Japanese Bankers Association (or any successor administrator);

“EURIBOR” means the EURIBOR published and administered by the European Money Markets Institute (or any successor administrator);

“Overnight SOFR” means the Overnight SOFR published and administered by the Federal Reserve Bank of New York (or any successor administrator);

“Overnight SONIA” means the Overnight SONIA published and administered by the Bank of England (or any successor administrator);

“Overnight TONA” means the Overnight TONA published and administered by the Bank of Japan (or any successor administrator);

“Overnight ESTR” means the Overnight ESTR published and administered by the European Central Bank (or any successor administrator);

“Overnight SARON” means the Overnight SARON published and administered by SIX Swiss Exchange (or any successor administrator).

Article 5 Conditions Precedent to Drawdown

The Borrower’s drawdown shall meet the following conditions:

1、This Contract and its annexes have entered into force;

2、The Borrower has provided security as required by the Lender, and the security contract has taken effect and completed statutory approvals, registration, or filing procedures;

3、The Borrower has pre-filed files, vouchers, seals, personnel lists, and signature specimens related to the conclusion and performance of this Contract, and has completed the relevant vouchers;

4、The Borrower has opened accounts necessary for the performance of this Contract as required by the Lender;

5、The Borrower has submitted a written drawdown application and proof of loan purpose at least 10 bank business days prior to the drawdown, and handled the relevant drawdown procedures;

6、Other drawdown conditions stipulated by law and agreed by both parties/ .

Article 6 Drawdown Time and Method

1、The Borrower shall draw down the loan in the second (2) time and method below:

(1) A one-off drawdown on [ / ] Year [ / ] Month [ / ] Day.

(2) Fully draw down the loan within 90 days starting from February 18, 2024.

(3) Draw down the loan in installments according to the schedule below:

Drawdown Date	Drawdown Amount

2、The Lender has the right to refuse the Borrower’s drawdown application for any portion not drawn down within the aforementioned timeframe.

Article 7 Payment of Loan Funds

1. Loan Disbursement Account

The Borrower opens the following account with the Lender as the loan disbursement account:

Account Name: WIPO (Shanghai) New Energy Technology Co. Ltd

Account Number: 457282305773

2. Payment Method of Loan Funds

(1) The payment method of loan funds shall be executed in accordance with laws, regulations, regulatory provisions, and this Contract. The payment method for each single drawdown shall be confirmed in the drawdown application.

(2) Lender’s Entrusted Payment: The Lender pays the loan funds directly to the Borrower’s counterparty who complies with the agreed purpose, in accordance with the Borrower’s drawdown application and payment entrustment. Entrusted payment must be used if:

A. A new credit relationship is established between the Lender and the Borrower, and the Borrower’s credit rating does not meet the Lender’s internal requirements;

B. The payment object is clear at the time of drawdown application and the single amount exceeds RMB 0 (excluding, foreign currency shall be converted at the exchange rate on the actual drawdown date);

C. Other circumstances stipulated by the Lender or agreed with the Borrower/ .

(3) Discretionary Payment by the Borrower: After the Lender disburses the loan proceeds to the Borrower’s account in accordance with the Borrower’s drawdown application, the Borrower shall independently make payments to its transaction counterparties for purposes complying with the stipulations hereunder. Except for circumstances where the Lender’s entrusted payment shall apply as set forth in the preceding paragraph, all other loan proceeds shall be disbursed via discretionary payment by the Borrower.

(4) Change of Payment Method. After submission of the drawdown application, if there are changes to the Borrower’s external payment arrangements, credit rating or other relevant conditions, and the loan proceeds under discretionary payment meet the criteria specified in Item (2) of Paragraph 2 of this Article, the payment method of such loan proceeds shall be switched accordingly. Where the payment method is changed, or where the external payment amount, payee, loan purpose or other relevant items under entrusted payment are altered, the Borrower shall submit a written change application statement to the Lender, together with a new drawdown application and relevant transaction documents evidencing the purpose of the loan proceeds.

3. Specific Requirements for Entrusted Payment of Loan Proceeds

(1) Payment Instruction. Where the conditions for the Lender’s entrusted payment are satisfied, the Borrower shall set forth an explicit payment instruction in the drawdown application, which authorizes and entrusts the Lender to, after transferring the loan proceeds into the designated account of the Borrower, directly remit such proceeds to the account of the transaction counterparty designated by the Borrower for purposes permitted under this Contract. The Borrower shall provide necessary payment information including the name and account number of the receiving counterparty, payment amount, etc.

(2) Submission of Transaction Documents. Where the conditions for the Lender’s entrusted payment are satisfied, the Borrower shall, upon each drawdown, provide the Lender with its disbursement account information, the counterparty’s account information, and supporting documents proving that the current drawdown complies with the loan purpose stipulated in this Contract. The Borrower warrants that all documents provided to the Lender are true, complete and valid. If the Lender fails to complete the entrusted payment in a timely manner due to untrue, inaccurate or incomplete transaction documents supplied by the Borrower, the Lender shall bear no liability whatsoever, and all repayment obligations of the Borrower arising under this Contract shall remain unaffected.

(3) Performance of the Lender’s Entrusted Payment Obligations

A. If entrusted payment by the Lender applies, after the Borrower submits the payment instruction and relevant transaction documents and the Lender completes and approves the review, the Lender shall transfer the loan proceeds via the Borrower’s account to the Borrower’s transaction counterparty.

B. If the Lender identifies during review that the supporting documents for loan purpose or other transaction materials provided by the Borrower fail to comply with the provisions of this Contract or contain other defects, the Lender reserves the right to require the Borrower to supplement, replace, explain or resubmit relevant documents. The Lender may refuse to disburse and remit the relevant funds until the Borrower submits transaction documents deemed satisfactory by the Lender.

C. If a refund is issued by the receiving bank of the counterparty’s account, preventing the Lender from timely remitting the loan proceeds to the counterparty in accordance with the Borrower’s payment instruction, the Lender shall bear no liability whatsoever, and all repayment obligations of the Borrower arising under this Contract shall remain unaffected. The Borrower hereby authorizes the Lender to freeze any funds refunded by the counterparty’s receiving bank. Under such circumstances, the Borrower shall resubmit the payment instruction, supporting documents for loan purpose and other relevant transaction materials.

(4) The Borrower shall not circumvent the Lender’s entrusted payment requirement by splitting a single large payment into multiple small installments.

4. After the disbursement of loan proceeds, the Borrower shall promptly provide records and documents concerning the use of loan proceeds as required by the Lender, including but not limited to:/

5.Upon the occurrence of any of the following circumstances, the Lender reserves the right to redefine the disbursement and payment conditions of the loan or suspend the disbursement and payment of loan proceeds:

(1) The Borrower breaches the provisions of this Contract and circumvents the Lender’s entrusted payment by splitting a single payment into multiple small installments;

(2) The Borrower’s credit standing deteriorates or the profitability of its core business is weak;

(3) Abnormalities are found in the use of loan proceeds;

(4) The Borrower fails to promptly provide records and documents concerning the use of loan proceeds as required by the Lender;

(5) The Borrower disburses loan proceeds in violation of the provisions of this Article.

Article 8 Repayment

● The Borrower designates the following account as the funds collection account. The Borrower’s funds collected shall be credited into this account, and the Borrower shall timely provide information on funds inflows and outflows of this account. The Lender has the right to require the Borrower to explain large-amount and abnormal fund inflows and outflows in the funds collection account and to supervise this account.

Account Name: WIPO (Shanghai) New Energy Technology Co. Ltd
Account No.: 457282305773

● Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Contract in accordance with the repayment plan under Item [3] below:

(1) Repay all the loan under this Contract upon the expiry date of the loan term.

(2) Repay the loan under this Contract in accordance with the following repayment plan:

Repayment Time: /
Repayment Amount: /

(3) Other repayment plan: [The Borrower shall repay all debts under this Contract on 26 February 2025]

If the Borrower needs to change the above repayment plan, it shall submit a written application to the Lender [100] banking working days prior to the maturity of the relevant loan. Any change to the repayment plan shall be confirmed in writing by both parties.

Unless otherwise agreed by both parties, where the Borrower is simultaneously in arrears of loan principal and interest and the costs for realizing the creditor’s rights, the Lender has the right to determine the order of repayment as between repayment of principal or repayment of interest and the costs for realizing the creditor’s rights. In the case of installment repayment, if there are multiple due loans and overdue loans under this Contract, the Lender has the right to determine the satisfaction order for a certain repayment made by the Borrower. Where there are multiple due loan contracts between the Borrower and the Lender, the Lender has the right to determine the order of the contracts to which each repayment made by the Borrower is applied.

Unless otherwise agreed by both parties, the Borrower may make early repayment, but shall notify the Lender in writing [100] banking working days in advance. The amount repaid early shall first be used to repay the loan that matures last, i.e. repayment shall be made in reverse order.

For loans for which a combination of simple and compound interest is applied, if early repayment or partial early repayment is involved, the interest corresponding to the early repaid principal shall be settled in one lump sum.

● The Borrower shall repay by the following [1] method:

(1) No later than [7] banking working days before each principal-and-interest payment becomes due, the Borrower shall deposit sufficient funds in the following repayment account for repayment purposes. The Lender has the right to automatically debit and collect the payable amount from this account on the due date of each principal-and-interest payment.

Repayment Account Name: WIPO
Account No.: 457282305773

(2) Other repayment method agreed by both parties: /

Article 9 Security (Note: choose and fill in as applicable; delete inapplicable clauses)

● The security method for the obligations under this Contract is:

This Contract is the principal contract under the Maximum Amount Guarantee Contract No. Jiading 2024 Maximum Guarantee No. 24039401 entered into between the guarantor Liu Yuejin and the Lender, and the guarantor provides a maximum amount guarantee thereunder.

A guarantee is provided by the Shanghai Small and Micro Enterprises Policy-based Financing Guarantee Fund Management Center, and the corresponding guarantee contract is entered into.

● If the Borrower or the guarantor experiences any event that the Lender considers may affect its performance capability, or if the security contract becomes invalid, is revoked or terminated, or if the Borrower’s or guarantor’s financial condition deteriorates or it is involved in major litigation or arbitration cases, or if the Borrower’s or guarantor’s account is seized, or if its performance capability may be affected for other reasons, or if the guarantor defaults under the security contract or other contracts with the Lender, or if the collateral depreciates, is damaged, is lost or is seized, resulting in a weakened or lost security value, the Lender has the right to require, and the Borrower has the obligation to provide new security, replace the guarantor, etc. to secure the obligations under this Contract.

Article 10 Invoice Issuance

After the Lender confirms receipt of the payment, the Borrower may apply to the Lender for issuance of a VAT invoice (☐ VAT special invoice / ☐ VAT ordinary invoice). Upon receiving the Borrower’s application for issuance of a VAT invoice, the Lender shall issue the VAT invoice to the Borrower.

The Borrower may apply for issuance of a VAT invoice at the relevant business handling outlet or other outlet designated by the Lender.

The Borrower shall confirm that the payer, the contracting party, and the purchaser listed on the VAT invoice are the same taxpayer. If inconsistent, any losses arising therefrom (including the Borrower’s inability to book the expense or to lawfully claim input VAT credits) shall be borne by the Borrower.

If the Borrower loses the invoice after obtaining it, the Lender is not required to reissue a VAT invoice to the Borrower.

If, upon consultation, the Lender provides a discount to the Borrower, the amount on the VAT invoice shall be based on the discounted price.

If the Lender provides services to the Borrower free of charge, the Lender will not provide a VAT invoice.

After the Lender issues a VAT invoice to the Borrower, the Borrower shall promptly verify the invoice information. If the invoice information is incorrect, the Borrower shall promptly apply to the Lender for reissuance of the VAT invoice.

Article 11 Representations and Undertakings

● The Borrower represents as follows:

(1) The Borrower is duly registered and legally existing, and has full civil capacity for rights and for conduct required to sign and perform this Contract.

(2) The signing and performance of this Contract are based on the Borrower’s true expression of intent; the Borrower has obtained lawful and valid authorization in accordance with the requirements of its articles of association or other internal management documents; and such signing and performance will not violate any agreement, contract, or other legal document binding on the Borrower. The Borrower has obtained or will obtain all approvals, permits, filings, or registrations required for signing and performing this Contract.

(3) All documents, financial statements, vouchers, and other information provided by the Borrower to the Lender under this Contract are true, complete, accurate, and valid.

(4) The transaction background for the business applied for by the Borrower to the Lender is true and lawful, and does not involve illegal purposes such as money laundering, terrorist financing, financing of proliferation of weapons of mass destruction, tax evasion, fraud, etc., and does not violate sanctions regulations of the United Nations, China, and other applicable sanctions requirements.

(5) The Borrower has not concealed from the Lender any event that may affect the financial condition and performance capability of the Borrower and the guarantor.

(6) The Borrower and the loan project meet national environmental protection standards; they are not enterprises and projects with prominent energy consumption and pollution issues announced and identified by relevant national authorities and with ineffective rectification, and there are no energy-consumption or pollution risks.

(7) The loan purpose and the source of repayment are true and lawful.

(8) Other matters represented by the Borrower: /

● The Borrower undertakes as follows:

(1) In accordance with the Lender’s requirements, the Borrower shall periodically or timely submit to the Lender its financial statements (including but not limited to annual reports, quarterly reports, and monthly reports) and other relevant information. The Borrower ensures that it continuously meets the following financial indicator requirements: [ / ].

(2) If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with the guarantor under this Contract in respect of the guarantor’s guarantee obligations, such agreement will not prejudice any rights of the Lender under this Contract.

(3) The Borrower shall accept the Lender’s credit inspection and supervision and provide sufficient assistance and cooperation. Where the Borrower makes independent payments, it shall, in accordance with the Lender’s requirements, periodically compile and report the payment and use of loan funds. The specific compilation/reporting time is: [ / ].

(4) If the Borrower is to undergo a merger, division, capital reduction, equity transfer, outward investment, substantive increase in debt financing, major transfer of assets and creditor’s rights, or other matters that may adversely affect the Borrower’s solvency, it shall obtain the Lender’s prior written consent.

If any of the following occurs, the Borrower shall promptly notify the Lender:

A. Changes to the Borrower’s or guarantor’s articles of association, business scope, registered capital, or legal representative;

B. Any change in business model such as any form of joint operation, joint venture/cooperation with foreign investors, contract operation, reorganization, restructuring, planned listing, etc.;

C. Involvement in major litigation or arbitration cases, or seizure, attachment, or supervision of property or collateral, or creation of new security interests over the collateral;

D. Suspension of business, dissolution, liquidation, suspension for rectification, cancellation, revocation of business license, (being) petitioned for bankruptcy, etc.;

E. Shareholders, directors, and current senior management personnel suspected of major cases or economic disputes;

F. Default events occurring under the Borrower’s other contracts;

G. Operating difficulties and deterioration of financial condition, etc.

(5) The repayment priority of the Borrower’s debt to the Lender shall be prior to the loans made to the Borrower by its shareholders, and shall be no less favorable than the same type of debts owed to other creditors.

Moreover, from the effective date of this Contract until the loan principal and interest and related fees under this Contract are fully repaid, the Borrower shall not repay any loans made to it by its shareholders.

(6) In any relevant fiscal year where after-tax net profit is zero or negative, or after-tax profit is insufficient to make up accumulated losses of previous fiscal years, or where pre-tax profit is not used to repay the principal, interest, and fees payable by the Borrower in that fiscal year, or pre-tax profit is insufficient to repay the principal, interest, and fees for the next period, the Borrower shall not distribute dividends or bonuses to shareholders in any form.

(7) The Borrower shall not dispose of its own assets in a manner that reduces its solvency, and undertakes that its total amount of external guarantees shall not exceed [ / ] times its net assets, and that the total amount of external guarantees and the amount of any single guarantee shall not exceed the limit stipulated in its articles of association.

(8) Unless for the purposes agreed in this Contract or with the Lender’s consent, the Borrower shall not transfer the loan funds under this Contract to accounts under the same name or to accounts of related parties.

For transfers to accounts under the same name or to related-party accounts, the Borrower shall provide corresponding supporting documents.

(9) ☐ With respect to the loan under this Contract, the guarantee conditions, loan interest rate pricing, repayment priority, and other loan conditions provided by the Borrower to the Lender shall not be less favorable than the conditions currently or in the future granted to any other financial institution. (Optional clause)

(10) ☐ Promptly handle foreign exchange loan registration, principal-and-interest repayment verification, and other procedures with the foreign exchange administration. (Optional clause)

(11) The Lender has the right to accelerate recovery of the loan based on the Borrower’s funds collection situation.

(12) ☐ The Borrower shall submit to the Lender its environmental (climate), social, and governance (ESG) risk report. The Borrower represents and warrants to strengthen ESG risk management and undertakes to accept the Lender’s supervision. The Borrower’s violation of the foregoing constitutes or is deemed a default event under this Contract, and the Lender may take default remedies in accordance with this Contract. (Note: optional clause; per CBIRC “Green Credit Guidelines” and “Green Finance Guidelines for Banking and Insurance Industry”, if the Borrower is a customer involving significant environmental (climate), social, and governance risks, this clause should be selected; if not applicable, it shall be deleted.)

(13) Cooperate with the Lender in conducting due diligence, cooperate in providing and updating information of the institution and its beneficial owners, and provide background information on relevant transactions.

(14) Other undertakings of the Borrower: /

Article 12 Disclosure of Intra-group Related-party Transactions of the Borrower’s Group

The parties agree to apply Item [1] below:

The Borrower does not belong to a group customer determined by the Lender in accordance with the Guidelines on Risk Management for Credit Business Granted to Group Customers of Commercial Banks (the “Guidelines”).

The Borrower belongs to a group customer determined by the Lender in accordance with the Guidelines on Risk Management for Credit Business Granted to Group Customers of Commercial Banks (the “Guidelines”). The Borrower shall timely report to the Lender related-party transactions exceeding 10% of net assets, including the related relationships among the parties to the transaction, the transaction items and nature, the amount of the transaction or corresponding proportion, and pricing policies (including transactions with no amount or only a nominal amount).

If the Borrower has any of the following circumstances, the Lender has the right to unilaterally decide to stop paying the unused loan of the Borrower, and to accelerate recovery of part or all of the principal and interest of the loan: obtaining bank funds or credit by discounting or pledging receivables bills, accounts receivable, and other creditor’s rights to the bank through false contracts with related parties and without actual trade background; major mergers, acquisitions, or reorganizations occur and the Lender considers they may affect loan security; intentional evasion of bank creditor’s rights through related-party transactions; other circumstances as provided in Article 18 of the Guidelines.

Article 13 Events of Default and Handling

Any of the following constitutes or is deemed an event of default by the Borrower under this Contract:

The Borrower fails to perform its payment and repayment obligations to the Lender in accordance with this Contract.

The Borrower fails to use the loan funds in the manner agreed in this Contract, or fails to use the obtained funds for the purposes agreed in this Contract; or the Borrower uses the loan funds for relending or for arbitrage by purchasing other financial products; or the Borrower illegally creates new implicit local government debt.

The representations made by the Borrower in this Contract are untrue, or the Borrower breaches its undertakings made in this Contract.

Circumstances specified in, among others, Article 11, Paragraph 2, Item (4) of this Contract occur; the Lender considers such circumstances may affect the financial condition and performance capability of the Borrower or the guarantor; and the Borrower fails to provide new security or replace the guarantor in accordance with this Contract.

The Borrower’s credit status declines, or the Borrower’s profitability, solvency, operating capability, cash flow, and other financial indicators deteriorate, breaching the indicator constraints agreed in this Contract or other financial covenants.

The Borrower has a default event under other contracts with the Lender or other institutions of Bank of China Limited; or the Borrower has a default event under credit contracts with other financial institutions.

The guarantor breaches the security contract, or has a default event under other contracts with the Lender or other institutions of Bank of China Limited.

The Borrower terminates business or is dissolved, revoked, or goes bankrupt.

The Borrower is involved or may be involved in major economic disputes, litigation, or arbitration; or its assets are sealed up, seized, or subject to compulsory enforcement; or it is filed/placed under investigation or subject to penalties by judicial authorities or administrative authorities such as tax, industry and commerce authorities in accordance with law, which has already or may affect the performance of its obligations under this Contract.

The Borrower’s major investors (individuals) or key management personnel change abnormally, go missing, or are investigated by judicial authorities or have personal freedom restricted in accordance with law, which has already or may affect the performance of its obligations under this Contract.

When the Lender conducts an annual review (i.e., upon each full year from the effective date of this Contract) of the Borrower’s financial condition and performance capability, circumstances are found that may affect the financial condition and performance capability of the Borrower or the guarantor.

Large-amount and abnormal fund inflows and outflows occur in the designated funds collection account and the Borrower cannot provide explanatory materials acceptable to the Lender.

The Borrower refuses to cooperate with the Lender in conducting due diligence; the Borrower or its transactions/transaction counterparties are suspected of money laundering, terrorist financing, proliferation of nuclear weapons, violation of applicable sanctions regulations, or other illegal or non-compliant acts; or the Borrower or the guarantor is included in the sanctions list or sanctions scope of the United Nations, China, and other applicable sanctions regimes.

The Borrower breaches other provisions in this Contract regarding the rights and obligations of the parties.

Upon the occurrence of any event of default as stipulated above, the Lender has the right, depending on the circumstances, to take any of the following measures separately or concurrently:

Require the Borrower and/or the guarantor to rectify the breach within a time limit.

Fully or partially reduce, suspend, cancel, or terminate the credit line granted to the Borrower.

Fully or partially suspend or terminate acceptance of the Borrower’s applications for drawdown and other business under this Contract and other contracts between the Borrower and the Lender. For loans not yet disbursed and trade finance not yet handled, fully or partially suspend, cancel, or terminate disbursement, payment, and handling.

Declare that the principal and interest of the loan/trade finance funds not yet repaid under this Contract and other contracts between the Borrower and the Lender, as well as other amounts payable, become immediately due in whole or in part.

Terminate or rescind this Contract, and fully or partially terminate or rescind other contracts between the Borrower and the Lender.

Require the Borrower to compensate the Lender for losses caused by the Borrower’s breach, including but not limited to litigation fees, attorney fees, notarization fees, enforcement fees, and other related costs incurred in realizing creditor’s rights.

Debit and apply funds in accounts opened by the Borrower with the Lender and other institutions of Bank of China Limited to repay all or part of the Borrower’s debts owed to the Lender under this Contract. Unmatured funds in such accounts shall be deemed to have matured early. Where the account currency differs from the currency of account for the Lender’s business, conversion shall be made at the Lender’s applicable foreign exchange rate at the time of debit.

Exercise the security interest in the collateral.

Require the guarantor to assume the guarantee liability.

Other measures deemed necessary and possible by the Lender.

Article 14 Reservation of Rights

If a party fails to exercise some or all of its rights under this Contract, or fails to require the other party to perform or assume some or all obligations or liabilities, it shall not constitute a waiver of such rights or an exemption of such obligations or liabilities.

Any tolerance, extension, or delayed exercise of rights by a party with respect to the other party shall not affect any rights it enjoys under this Contract and laws and regulations, nor shall it be deemed a waiver of such rights.

Article 15 Change, Amendment, and Termination

This Contract may be changed or amended in writing upon mutual consultation and agreement of both parties. Any change or amendment constitutes an inseparable part of this Contract.

Unless otherwise provided by laws and regulations or otherwise agreed by the parties, this Contract shall not be terminated before all rights and obligations hereunder are fully performed.

Unless otherwise provided by laws and regulations or otherwise agreed by the parties, the invalidity of any clause of this Contract shall not affect the legal validity of other clauses.

Article 16 Governing Law and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China.

After this Contract becomes effective, any dispute arising from or in connection with the formation or performance of this Contract shall be resolved through consultation by both parties. If consultation fails, either party may choose the following method [2] to resolve the dispute:

● Arbitration. Submit to:

☐ China International Economic and Trade Arbitration Commission

☐ Beijing Arbitration Commission / Beijing International Arbitration Center

☐ ______ Arbitration Commission

Arbitration shall be conducted at ______ (place of arbitration) in accordance with the arbitration rules effective at the time of submission of the arbitration application.

The arbitral award shall be final and binding on all parties.

● Litigation. The parties may negotiate to choose to resolve the dispute through litigation in Chinese courts.

■Bring an action in the people’s court at the place of domicile of the Lender or other institutions of Bank of China Limited that exercise rights and obligations under this Contract or individual agreements hereunder.

☐ Bring an action in the International Commercial Court of the Supreme People’s Court (international commercial disputes with the amount in dispute above RMB 300 million).

☐ Bring an action in a people’s court with jurisdiction according to law.

During the dispute resolution period, if the dispute does not affect the performance of other clauses of this Contract, such other clauses shall continue to be performed.

Article 17 Appendices

The following appendices and other appendices jointly confirmed by both parties constitute an inseparable part of this Contract and have the same legal effect as this Contract:

Drawdown Application (template);

Notice of the Annualized Loan Interest Rate (template);

……

Article 18 Other Agreements

Without the Lender’s prior written consent, the Borrower shall not assign any rights or obligations under this Contract to any third party.

If, due to business needs, the Lender entrusts other institutions of Bank of China Limited to perform the rights and obligations under this Contract, or transfers the loan business under this Contract to be undertaken and managed by other institutions of Bank of China Limited, the Borrower acknowledges this. Other institutions of Bank of China Limited authorized by the Lender, or other institutions of Bank of China Limited undertaking the loan business under this Contract, have the right to exercise all rights under this Contract, and have the right to initiate litigation in their own name in respect of disputes under this Contract, submit to arbitration for an award, or apply for compulsory enforcement.

Without affecting other provisions of this Contract, this Contract is legally binding upon both parties and their respective successors and assignees arising in accordance with law.

Unless otherwise agreed, both parties designate the domicile address stated in this Contract as the correspondence and contact address, and both parties confirm it as an effective service address. The scope of application of the service address includes service of various notices, contracts, and other documents during contract performance by both parties, as well as service of relevant documents and legal instruments in disputes arising from this Contract, and also includes service in the first instance, second instance, retrial, and enforcement procedures after the dispute enters arbitration or civil litigation proceedings.

If the above address is changed, the changing party shall notify the other party in writing [10] working days in advance of the changed address. In arbitration and civil litigation proceedings, either party shall fulfill the obligation to notify the arbitration institution/court of the change of service address when its address changes. If a party fails to perform the notification obligation in the manner above, the service address confirmed in this Contract shall still be deemed an effective service address.

If legal instruments cannot be actually received by a party due to inaccurate service address provided or confirmed by a party, failure to timely notify the other party and the court according to procedure after a change of service address, refusal of the designated recipient to sign for receipt, or other reasons, then: for service by mail, the date of return of the document shall be deemed the service date; for direct service, the date on which the server notes the circumstances on the service receipt on the spot shall be deemed the service date.

The transactions under this Contract are based on each party’s independent interests. If, according to relevant laws, regulations, and regulatory requirements, other parties to the transaction constitute related parties or related persons of the Lender, none of the parties shall seek to use such related relationship to affect the fairness of the transaction.

The titles and business names in this Contract are used only for convenience of reference and shall not be used to interpret the contents of the clauses or the rights and obligations of the parties.

The Lender has the right, in accordance with relevant laws and regulations and regulatory requirements, to provide information related to this Contract and other relevant information of the Borrower to the basic financial credit information database and other legally established credit information databases for qualified institutions or individuals to query and use in accordance with law. The Lender also has the right, for the purpose of entering into and performing this Contract, to query the Borrower’s relevant information through the basic financial credit information database and other legally established credit information databases.

If the drawdown date or repayment date falls on a statutory holiday, it shall be postponed to the first working day after the holiday.

If the Lender is unable to perform this Contract, or is unable to perform in accordance with this Contract, due to changes in laws and regulations or regulatory requirements, or due to requirements of regulatory authorities, the Lender has the right to terminate this Contract or change the performance of this Contract pursuant to changes in laws and regulations/regulatory requirements or regulatory authority requirements. Where the Contract is terminated or changed for such reasons and the Lender is unable to perform or unable to perform as agreed in this Contract, the Lender shall be exempt from liability.

The Borrower may consult and lodge complaints regarding this Contract and the business and fees under this Contract via the Lender’s contact telephone number listed in this Contract.

Article 19 Effectiveness of the Contract

This Contract shall become effective as of the date when it is signed by the legal representative (person in charge) of both the Borrower and the Lender or their authorized signatories and affixed with the official seals.

This Contract is made in one counterpart; the Borrower and the Lender each hold [one] counterpart, and all counterparts have equal legal effect.

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd

Lender: Bank of China Limited, Shanghai Jiading Sub-branch

Date: [2024] year [2] month [ 18] day

Date: [2024] year [2 ] month [ 18] day

Appendix: Notice of the Annualized Loan Interest Rate

No.: Jiading 2024 Letter No. 24039401

To: WIPO (Shanghai) New Energy Technology Co. Ltd
(Borrower)

● Our bank and your company have entered into the Working Capital Loan Contract No. [Jiading 2024 Working Capital Loan No. 24039401]. Under the aforesaid contract, our bank, as the Lender, provides your company with a loan whose annualized interest rate is 3.05%. Such annualized interest rate (simple interest) includes:

(1) Loan interest calculated based on the loan interest rate agreed in Article 4, Paragraph 1 of the aforesaid contract.

● This Notice, as an appendix to the aforesaid contract, constitutes an inseparable part thereof and has the same legal effect as the aforesaid contract. Matters not agreed herein shall be subject to the provisions of the aforesaid contract.

Lender: ______________________

Authorized Signatory: ______________________

Date: 2024.2.18